EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Profire Combustion, Inc., a private Canadian company of Bay 12, 55 Alberta Avenue, Spruce Grove, Alberta, Canada, T7X 3A6 (“Profire” or “the Company”); Flooring Zone, Inc., a public Nevada corporation of 1245 E Brickyard Rd #590, Salt Lake City, Utah 84106 (“FLOZ”) and Mr. Harold Albert, of Bay 12, 55Alberta Avenue, Spruce Grove, Alberta, Canada, T7X 3A6 (“Albert”) in Salt Lake City, Utah on November 14, 2008. Profire is a wholly owned operating subsidiary of FLOZ, as such the two corporations may be collectively referred to as the “Companies” in this Agreement. Albert, Profire and FLOZ may be referred to collectively as the Parties. The Parties agree as follows:

1.0      General Employment Terms. The Companies shall employ Albert on a full-time basis for a three year calendar period from the date of this Agreement, unless terminated in accordance with the provisions of this Agreement. The Agreement shall be self-renewing for additional one year employment periods for ten years, unless otherwise terminated in accordance with termination provisions of this Agreement. Mr. Albert shall be designated as the Chief Operating Officer (COO) of the Companies and the president of Profire. In the event of any short-form merger between Profire and FLOZ, Mr. Albert will continue as the COO of the combined and resulting entity. Albert agrees to serve both entities on a full-time basis as the COO, but it is presently intended and agreed that the operating entity, Profire, shall require the majority of his time and services as the COO of Profire. The board of both entities, upon their own initiative or request of the president, shall consider and appoint, as necessary, subordinate officers who shall serve under the general direction and control of Albert as pertaining to all day-to-day activities and assignments. Albert agrees that he will serve under the direction and election of the board of directors of both entities, subject, however, to the specific terms of this Agreement.

2.0      Best Efforts of Albert. Albert agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the satisfaction of the Companies. Albert shall perform such duties at such place(s) as the needs, business, or opportunities of the Companies may require on a full-time basis.

3.0	Duties of Albert.

3.1       Albert shall serve under the terms of this Agreement as the COO of both Profire and FLOZ and the president of Profire and until and unless the parent corporation, FLOZ, is merged or combined with its wholly owned subsidiary, Profire, Albert shall discharge duties of COO for both the parent and the operating subsidiary. Albert acknowledges the duties are generally described in the By-laws of the Companies and as otherwise prescribed by the respective boards of directors. In the event of any merger or other combination, he shall assume such duties in the combined corporation. Albert shall further be responsible for supervision and management of any subordinate officer of either Profire or FLOZ as directed by the president and, consistent with their duties as prescribed by the board of directors and under the By-laws of the respective corporations. Albert shall have the right to conduct and enter into agreements related to or arising out of the day-to-day operations of the Companies and within the general authority to conduct all day-to-day operations as allowed or prescribed by the president. Provided, however, Albert shall not bind the Companies unilaterally into any agreement for acquisition, merger, sale of assets, or incur debts or liabilities other than in the ordinary course of business, or effect any change in the tax filing status, or organization of either Profire or FLOZ.

3.3       Albert will further act consistent with this Agreement to advance the best interest of the Companies and shall not engage in any activities which he deems or believes to be in conflict or inconsistent with the business purposes of either the parent or the subsidiary corporation. Unless otherwise designated, Albert as directed or allowed by the president may be responsible for preparing and filing routine tax, reports or filings, securities reporting documents and other governmentally required filings or notices for the Companies. Albert shall further makes suggestions and recommendations to the boards of Profire or FLOZ at all times as to the direction and progress of the Companies, and present strategic business planning to the respective boards of directors as he shall deem appropriate. Albert, as directed by the president, may further supervise and be in control of payroll and compensation for all subordinate officers and employees for Profire or FLOZ, subject to review and the ultimate control by the respective boards of directors, and consistent with any wages and compensation set by the board of directors.

3.4       Albert shall discharge all duties necessary or reasonably required to discharge the continuing operations and the day-to-day business of the operating subsidiary and its parent corporation as directed by the president, and shall report periodically, at each boards’ request, as to the operations and business of each, including such interim reports as the boards may require as to profits, losses, cash flow and other standard accounting information.

3.5       Albert agrees not to engage in any activities which constitutes a conflict of interest, or impair his full time services to Profire or FLOZ, and agrees that any business concept, opportunities or rights which would logically be developed or employed by the Companies shall be exclusively referred to either Profire or FLOZ for consideration, adoption and acquisition and he shall not, in any way, act in any competitive or inconsistent manner to the well being and profitability of Profire and FLOZ. Albert further agrees not to sit upon or have any management interest in any competitive or potentially competitive company and further agrees not to be retained or sit upon any other board of directors having unrelated business activities without the consent of the present boards of Profire and FLOZ or until after the non-competition period prescribed by this Agreement.

4.0	Compensation of Albert.

4.1       Albert will be paid a starting salary of Seventeen Thousand US Dollars ($17,000) per month as a base salary for his combined services to Profire and FLOZ. For the purposes of this section, it is understood that all compensation shall be initially paid by Profire even though FLOZ shall remain jointly obligated. As such, the reference to Companies in this section shall refer to Profire as the primary payor, but include both Profire and FLOZ as responsible parties.

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It is further understood and agreed that should there be a subsequent merger or acquisition, Albert shall continue in such position as the COO of the surviving entity and that his compensation shall not be changed or diminished as a result of such subsequent merger or acquisition. Albert shall be paid the foregoing gross monthly salary not later than the last day of each month in which incurred, but subject to standard deductions for mandatory tax, social security and other governmentally imposed deductions or withholdings, such as Medicaid and unemployment insurance.

4.2        In accordance with the Companies’ policies, established from time to time, the Companies will pay or reimburse Albert for all reasonable and necessary out-of-pocket personal expenses incurred by him in the performance of his duties under this Agreement, but subject to the presentment of appropriate vouchers or receipts. These personal expenses shall include, but are not limited to, reimbursement for Albert’s mobile phone, business travel, business meals, lodging when traveling on company business and ground transportation, including rental vehicles when traveling on company business. All expense items exceeding $3,000.00 cumulatively per month will require pre-approval of the Companies. The company will also provide a car allowance of $800 per month.

4.3       Albert acknowledges that the Companies do not presently have any stock option or other stock rights program or plans, nor is there presently any bonus incentives or plans for officers or general employees. While Albert recognizes such plans may be adopted in the future, Albert explicitly agrees that the adoption of such plans is not a promised consideration under this Agreement and the creation or withholding of such plans by the Board of Directors is not a consideration for this Agreement or basis for Albert withdrawal.

4.4       Albert shall be entitled to equal treatment with other principal officers with relationship to the Companies’ policies on medical and dental plans and benefits, retirement or similar plans, life insurance, sick leave, vacation, or disability. Currently the company will provide $1,000 /Month for health and dental premiums and $1,000/month matching retirement benefit when the company establishes a plan. The Companies maintain policy manuals as to such benefits which all parties stipulate they have reviewed and which prescribe and limit the rights and benefits under this paragraph. Albert acknowledges and agrees that such plans and benefits are not presently adopted or funded by the Companies and no promise or assurance of adoption have been made to him as an employment inducement or incentive.

4.5        In the event of termination as provided by this Agreement, Albert shall be paid all earned compensations through the effective date of termination promptly by the Companies, jointly and severally, and in accordance with the terms of this Agreement.

5.0      Recommendations for Improving Operations. Albert shall provide Profire with all information suggestions, and recommendations regarding the Companies’ business, of which Albert has knowledge and that will be of benefit to the Companies.

6.0       Intellectual Property Assignment. Intellectual property for the purposes of this Agreement shall be defined as any trade secrets as defined under Utah statutory law or common law, general proprietary information regarding the operation of the business and specific

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reserved intellectual property rights; such as trademarks, copyrights, and patents. Albert agrees to fully assign any intellectual property developed by or to which he has contributed during his employment to Profire as part of his consideration for the compensation received. Nothing contained in this paragraph shall, however, prohibit or limit individual ownership by Albert of intellectual property owned by or brought by Albert to the Companies, or developed independently of his employment with the Companies and not using any resources unrelated to the Companies’ activities.

7.0      Confidentiality. Albert recognizes that the Companies have and will have information regarding the products or services to be marketed and sold, the clients and potential clients to which products or services are to be marketed and sold, and the technique for marketing and selling generally (collectively “Confidential Information”) which, in its totality, is not known to the public and which are valuable, special and unique assets of the Companies. Albert agrees that he will not at any time or in any manner, either directly or indirectly, use any Confidential Information for his own benefit or use of any of the Companies’ Confidential Information in any way that is directly or indirectly in competition with the Companies. Albert agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Confidential Information to any third party without the prior written consent of the Companies. Albert will also reasonably protect the Companies’ Confidential Information and treat it as strictly confidential. A violation by Albert of this paragraph shall be a material violation of this Agreement and will justify termination and/or legal and/or equitable relief as more particularly set-out in paragraph 20 on Remedies.

8.0     Unauthorized Disclosure of Information. If it appears that Albert has disclosed (or has threatened to disclose) Confidential Information or Intellectual Property of the Companies in violation of this Agreement, the Companies, or either of them, shall be entitled to an injunction to restrain Albert and/or his agents from disclosing, in whole or in part, such Confidential Information or Intellectual Property, or from providing any goods or services to any person to whom such Confidential Information has been disclosed or may be disclosed or from using such Confidential Information to sell goods or services. The Companies shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

9.0       Confidentiality After Termination. All provisions of this Agreement regarding Confidential Information or Intellectual Property shall remain in full force and effect after the termination of this Agreement for a period of 36 months.

10.0    Services to Third Parties. Albert shall not provide any consulting services to or enter employment with any third Party during the course of his employment under this Agreement, unless he has obtained the Companies’ prior written consent.

11.0    Return of Records, Property and Confidential Information. Upon termination of this Agreement, Albert shall deliver all records, customer or supplier lists, notes, data, memoranda, models, computers, files, computer files, recorded data, and equipment of any nature that are in his control or possession that are the Companies’ property or relate to the Companies’ business or that are copies of the Companies’ documents or that contain the Companies’ Confidential Information or Intellectual Property.

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12.0	Termination. Albert’s employment under this Agreement may be terminated as follows:

A. Termination Without Cause. This Agreement may be terminated by the Companies at any time without cause, but with a ninety day prior written notice. In the event Albert is terminated by the Companies without cause, the Companies shall pay to Albert, as a severance allowance, his then current monthly Base Salary, and health and other benefits for the 6 months (six months) period following the month of termination and including the month in which notice of termination occurs.

B. Termination For Cause. The Companies may also terminate this Agreement upon prior notice if the Agreement is terminated for cause. For purposes of this Agreement, termination for cause shall mean termination for fraud, embezzlement, bankruptcy, loss of license, misfeasance, theft, or a material criminal act or any material breach of this Agreement. In the event that Albert’s employment is terminated for cause, then Albert shall be entitled to receive his then current monthly Base Salary and any employee rights or compensation which would vest in the month of termination pro rated through the date of termination, but off-set by any amounts which may have been appropriated or wrongfully taken by Albert or which arise out of damages to the Companies through the errors or omissions of Albert.

C. Resignation. In the event that Albert’s employment is terminated pursuant to his resignation, then Albert shall be entitled to receive his then current monthly base salary and any other compensation or right which would vest in the month the resignation becomes effective. Albert’s employment shall be terminated on the earlier of: 30 days following the written submission of his resignation; or the date such resignation is accepted by the Companies.

                D. Assistance. In the event of a voluntary termination, Albert agrees to provide reasonable orientation, training and assistance to any new employee or agent of the Company and to be compensated for such training at his last level of computation pro rated on an hourly basis.

13.0   Termination for Disability or Death. The Companies shall have the option to terminate this Agreement, if Albert is no longer able to perform the essential functions of the position with reasonable accommodation. In the event of termination for disability or death, Albert shall receive the termination rights and benefits described by paragraph 12A for termination without cause.

14.0  Disclosure. Albert is required to disclose any outside activities or interests, including ownership or participation in the development of intellectual property or trade secrets, that may conflict or compete with the interests of the Companies. Immediate disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to the sale or marketing of any product similar to any product offered by the Companies anywhere in the world; or the sale or marketing (anywhere in the world) of any product that is similar to or that competes with any of the products sold by or to be sold by the Companies. Albert, at all times he is associated with the Companies under this Agreement, agrees to provide a copy of all securities or accounts in which he has a legal or beneficial interest on a monthly basis to the Companies and all

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transactions in those securities or accounts within ten days of the transaction. The Companies will retain such information on a confidential basis and disclose it only pursuant to legal process, including arbitration.

15.0      Assignment. Albert’s obligations under this Agreement may not be assigned or transferred to any other person, firm, corporation or entity without the prior written consent of the Companies.

16.0     Non-Competition. During the term of this Agreement and for an eighteen (18) month period after termination, Albert agrees not to engage within North America in any competitive activity or business as an owner, consultant, employee, officer, director, agent, majority interest holder on in any like capacity with the Companies.

17.0       Compliance with Companies’ Rules. Albert agrees to comply with all of the published rules, regulations, and guidelines of Companies as they are amended from time to time consistent with this Agreement.

18.0	Solicitation of Customers and Solicitation of Employees:

18.1     All clients of Profire or FLOZ during the term of this Agreement, whether or not solicited by or retained through the efforts of Albert, shall remain exclusively the clients of Profire or FLOZ.

18.2     Albert agrees that during his employment by the Companies hereunder and for the period of two years after his termination date, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate to any competing business (i) any person or entity whose account with the Companies were sold or serviced by or under the supervision of Albert during the period serviced by Albert up to three years preceding the termination of such employment; (ii) any person or entity whose account with the Companies have been directly solicited at least twice by the Companies within the one year period prior to the date of termination of employment; or (iii) any account existing at any financial institution.

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18.3     Albert agrees that during his employment by the Companies hereunder and for a two year period following the termination of such employment for any reason, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Companies or then serving as a sales representative of the Companies.

19.0    Return of Property. Immediately upon termination of this Agreement, Albert shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in his possession or under the his control, which is Companies’ property or related to Companies’ business. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Albert.

20.0    Remedies. The remedies of Profire or FLOZ under this Agreement for damages or injunctive relief shall survive the termination of employment of Mr. Albert and/or this Agreement. The remedies shall specifically include the following:

A. For any wrongful appropriation or continued association with a Profire or FLOZ client, damages equal to treble the last annual fees earned from that client by Profire or FLOZ, or if the client has been a Profire or FLOZ client less than one year, the calculation of the annual fee projected from the actual fee;

B. For any wrongful appropriation or taking of a proprietary procedure, list, property secret, or other thing or concept of value; liquidated damages of not less than ten thousand dollars ($10,000) per occurrence, or such greater actual and punitive damages as may be proven;

C. The pursuit or recovery of actual damages under this Agreement shall not limit or prevent the right of Profire or FLOZ to obtain appropriate injunctive relief which shall be granted to prevent or prohibit any ongoing wrongful acts or appropriations;

D. The prevailing party under any action brought under this Agreement for damages or injunctive relief shall be entitled to costs of court, reasonable attorney fees and interest from the date of breach at 12% APR for any damages awarded.

21.0    Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered in person or deposited in the United State mail, postage paid, addressed as follows:

If for the Employee:	If for the Companies:

Harold Albert	Andrew W. Limpert
Bay 12, 55 Alberta Avenue	1245E. Brickyard Rd. #590
Spruce Grove, Alberta, Canada T7X 3A6	Salt Lake City, UT 84106

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Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above to the other party and attaching proof of service of such change to this Agreement.

22.0    Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

23.0    Amendment. This Agreement may only be modified or amended if the amendment is made in writing and is signed by the parties.

24.0    Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

25.0    Waiver of Contractual Right. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

26.0    Interpretation. This Agreement shall not be construed against the drafting Party. Both Parties acknowledge adequate opportunity to seek legal counsel regarding this Agreement.

27.0    Applicable Law, Exclusive Jurisdiction, and Venue. This Agreement shall be governed by the laws of the State of Utah. The Courts in Salt Lake County, Utah have exclusive jurisdiction and the Courts in Salt Lake County, Utah are the exclusive venue for disputes relating to the interpretation or enforcement of this Agreement. In the event of a dispute relating to interpretation or enforcement of this Agreement, the prevailing party shall be awarded all reasonable attorneys’ fees and costs incurred.

28.0    Effective Date. Regardless of the date(s) on which this Agreement is signed, the Effective Date of this Agreement is November 14, 2008.

Profire Combustion, Inc.

______________________________	November 14, 2008

By: Brenton W. Hatch

Its: President

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The Flooring Zone, Inc.

______________________________	November 14, 2008

By: Andrew Limpert

Acting as a Member and Agent for its Board of Directors

Mr. Harold Albert

_______________________________	November 14, 2008

Individually

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